Exhibit 99.2

Sorrento Therapeutics Welcomes William S. Marth as Chairman of the Board of Directors

San Diego, CA – January 9, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) a late-stage clinical oncology company developing new treatments for cancer and associated pain, today announced the addition of industry veteran William Marth, as Chairman of the Board of Directors.

Mr. Marth was the President and CEO of Teva – Americas until the end of 2012, and served as a senior advisor to Teva Pharmaceuticals until the end of 2013. During his tenure at Teva – Americas, Mr. Marth played a key role in building the organization to a $12 billion business and in the strategy behind the acquisitions of Cephalon for $6.8 billion and Barr Pharmaceuticals for $7.4 billion. Earlier in his career, he held leadership positions in sales and marketing in the Apothecon Division of Bristol-Myers Squibb. Mr. Marth was previously Chairman and is currently the President and CEO of Albany Molecular Research Inc. (AMRI), a company that provides fully integrated drug discovery, development and manufacturing services. In addition, Bill previously served as an advisor to several large equity firms providing guidance on their healthcare investments.

“We are privileged to have an accomplished and visionary industry leader with an unparalleled record of commercial success join as Chairman of our Board of Directors. Bill’s experience from building Teva – Americas into a leading specialty pharmaceutical company is an excellent fit for the strategy and vision of our Company at this stage, as the Company matures from a developer of oncology products into a commercial organization,” said Henry Ji, President and Chief Executive Officer of Sorrento. “We believe that Bill’s global operating experience in multiple therapeutic areas and strategic insights across core functional areas will be a significant asset to Sorrento as we continue to execute on our strategic plans”.

Mr. Marth commented, “I am delighted to join Sorrento’s Board of Directors and work with such a talented team. Sorrento’s lead clinical assets and its strong drug discovery platforms, hold remarkable potential for groundbreaking therapies. I am excited about Sorrento’s depth and strength in management, science and late stage assets to help cancer patients and their physicians”.

Mr. Marth received his bachelor’s degree in pharmacy from the University of Illinois, and master’s degree in business administration from the Keller Graduate School of Management, DeVry University.

In addition, Sorrento announced that David R. Webb, Ph.D. has stepped down from the Board of Sorrento to pursue other opportunities. “We would like to thank David for his many contributions to the Company,” said Henry Ji.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset is Cynviloq™, the next-generation paclitaxel, which will commence its registrational trial and be developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the potential for products to be successfully developed using the Concortis technologies; the synergies and prospects for a combined enterprise going forward, including the retention of key personnel; and the clinical development and commercial potential of conjugated antibodies that may be developed based on the acquired technologies; the potential for claims from third parties regarding the use of the antibody-drug conjugates and related technology that may be developed from the merger; the costs and expenses associated with the merger and additional clinical development programs from successful product development efforts; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contact(s):

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics, Inc.

asingh@sorrentotherapeutics.com

T: + 1 (858) 210-3702

Mr. Ian Stone

Account Director

Canale Communications

ian@canalecomm.com

T: + 1 (619) 849-5388